Exhibit 99.1

Armstrong World Industries Announces Increase to Quarterly Dividend

LANCASTER, Pa., Oct. 18, 2023 – Armstrong World Industries, Inc. (NYSE:AWI), a leader in the design, innovation and manufacture of ceiling and wall solutions, announced today that its Board of Directors has approved a 10% increase in the company’s quarterly cash dividend to $0.28 per share of common stock. The dividend will be paid on Nov. 16, 2023, to stockholders of record as of the close of business on Nov. 2, 2023.

“Today’s announcement marks our fifth consecutive, annual dividend increase since the inception of our dividend program in 2018 and demonstrates the Board of Directors’ continued confidence in our growth strategy and cash flow generation,” said AWI CFO and Senior Vice President Chris Calzaretta. “Our healthy balance sheet coupled with our proven ability to consistently grow adjusted free cash flow supports returning cash to shareholders as a component of our balanced approach to capital allocation.”

The declaration and payment of future dividends and capital allocations will be at the discretion of the Board of Directors and will be dependent upon, among other things, the company's financial position, results of operations and cash flow.

About Armstrong

Armstrong World Industries, Inc. (AWI) is a leader in the design and manufacture of innovative ceiling and wall solutions in the Americas. With $1.2 billion in revenue in 2022, AWI has approximately 3,000 employees and a manufacturing network of 16 facilities, plus seven facilities dedicated to its WAVE joint venture. For more information, visit www.armstrongceilings.com.

Contact
Theresa Womble, tlwomble@armstrongceilings.com or (717) 396-6354